Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES ISSUES ANNUAL CORPORATE SUSTAINABILITY REPORT

Elkhart, Indiana - May 5th, 2023 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today issued its second annual corporate sustainability report (“CSR Report”). The report provides an update on Lippert’s initiatives on environmental, social and governance (ESG) topics, such as strengthening the Company’s internal culture, supporting local communities and reporting on material environmental data.

“In 2022, we made great strides towards bettering the communities we serve. Our commitment to reporting on these critical ESG initiatives has enabled us to meaningfully measure and monitor the progress we are making to improve the lives of our customers and team members,” said Jason Lippert, President and CEO of Lippert. “As an enabler to the outdoor lifestyle for recreation enthusiasts, it is not only good citizenship for us to focus on the actions that will enhance our world for future generations, but it’s also good business. Advancing our culture, while at the same time coming together as a team to make a cleaner, safer, and happier world, remains a key priority for our leadership team. We look forward to continuing to share this journey with our stakeholders.”

Lippert’s second CSR Report presents the Company’s continuing initiatives to elevate team members, as well as monitoring and mitigating the environmental impact of our operations. Some highlights:
•Lippert expanded its greenhouse gas (GHG) data collection footprint from five sites in 2022 to all global sites in 2023.
•Lippert collected, and is disclosing, the entirety of its GHG Scope 1 & Scope 2 emissions.
•Lippert conducted its first materiality assessment to identify and address the sustainability priorities of the Company’s key stakeholders.
•75% of our team members participated in Lippert Cares volunteer events as part of our 100,000 hours initiative and surpassed that goal by 50,000 hours.
•In addition to reporting in accordance with the Sustainability Accounting Standards Board (SASB) framework, we reported relevant ESG data with reference to the Global Reporting Initiative (GRI) framework for the first time.
•The latest CSR Report includes a breadth of new topics, from product innovation to health and safety and community impacts.

The CSR Report was created with reference to the GRI framework and in alignment with the SASB disclosure framework for the Transportation Sector: Auto Parts industry and the Consumer Goods Sector: Building Products and Furnishings.

“The Lippert Board of Directors has maintained its diligent oversight of the Company’s progress towards ESG initiatives. The Board of Directors stands to uphold the promises made in our policies and charters so that Lippert can best achieve success and create value,” says Tracy D. Graham, Lippert Board of Directors Chair.

Lippert will periodically update its ESG activity on its website, and will release its calendar year 2023 report in 2024. To access the 2022 Lippert Corporate Sustainability Report, please visit www.lci1.com/sustainability.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

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